Putnam American Government Income Fund, March 31, 2018, semi-annual report.

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		4,297
Class B		29
Class C		104
Class M		8

72DD2 (000s omitted)

Class R		37
Class R5	4
Class R6	87
Class Y		306

73A1

Class A		.112
Class B		.080
Class C		.080
Class M		.100

73A2

Class R		.100
Class R5	.124
Class R6	.130
Class Y		.124

74U1	(000s omitted)

Class A		37,114
Class B		334
Class C		1,216
Class M		81

74U2	(000s omitted)

Class R		301
Class R5	3
Class R6	660
Class Y		2,232

74V1

Class A		8.44
Class B		8.36
Class C		8.40
Class M		8.52

74V2

Class R		8.46
Class R5	8.43
Class R6	8.41
Class Y		8.41

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.